UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2009

Home School Holdings, Inc.

(Exact name of Registrant as Specified in its Charter)

Florida	0-53133	26-1983716
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

2700 South River Road, Suite 106

Des Plaines, Illinois 60018

(Address of Principal Executive Offices including Zip Code)

(847) 391-5079

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03	Conversion of Debt to Equity

On October 16, 2009, shareholder Ms. Beatrice North and Directors Thomas Morrow, David Nicholson and Kenneth Lydecker, agreed to convert all of some of the respective debts owed them by Home School Holdings, Inc (“the Company”). The total debt converted was $720,259.45; it was converted to 16,991,600 shares. These shares are restricted and certificates will not be delivered until May 1, 2010. The Company has agreed to exercise its best efforts to register the shares at that time.

The debt remaining to the Company which is held by Ms. Beatrice North has a principle balance of $450,000 and has had its interest rate reduced to 4% APR. This debt is convertible at $0.045 per share and matures December 31, 2009. The Company still owes $50,000 to the Story County Economic Development Agency; $50,000 to Mr. Adam Hecktman; and, various trade payables. The Story County debt carries no interest; the Hecktman debt carries interest at the rate of 18% APR.

As incentive to the conversion, the Company agreed to exercise its best efforts to register 10,000,000 unregistered shares for Ms. North; and 2,000,000 unregistered shares each for Mr. Nicholson, Mr. Morrow, and Mr. Lydecker. This registration will “piggy-back” with the next registration statement filed by the Company.

Item 5.02	Election to Board of Directors

On October 16, 2009, Mr. Darren Joslin (“Director”), was elected to the Board of Directors for a partial term ending December 31, 2009. He will be available to stand on the slate at the next election December 20, 2009 for a term of one year in 2010. He was elected to his position as a Member of the Board of Directors of Home School Holdings, Inc. (the “Company”) effective November 1, 2009. Mr. Joslin has not yet received a committee assignment. As a result of the election, the Board of Directors now consists of four members, Mr. Darren Joslin; Mr. Kenneth Lydecker; Mr. David Nicholson, and; Mr. Thomas Morrow, its Chairman. The Company still meets the NASDAQ standard for Director Independence with one non-independent and three independent directors. The Director’s election was unanimous.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HOME SCHOOL HOLDINGS, INC.

DATE: October 16, 2009	By:	/s/ Thomas Morrow
Thomas Morrow
Chief Executive Officer